                                JENNIFER CONVERTIBLES INC. AND SUBSIDIARIES EXHIBIT 11.1
                                   STATEMENT RE: COMPUTATION OF NET (LOSS) PER SHARE
                          THIRTEEN AND TWENTY-SIX WEEKS ENDED FEBRUARY 28, 1998 AND MARCH 1, 1997
                                         (in  thousands, except per share data)


                                         Primary                            Primary
                                  --------------------                  ----------------

                                          Thirteen weeks ended                     Twenty-six weeks ended
                                  -----------------------------------   ------------------------------------------
                                  February 28, 1998     March 1, 1997   February 28, 1998   March 1, 1997
                                  --------------------  -------------   -----------------   ----------------------

Net (loss)                        $              (728)   $       (442)  $            (958)   $                (893)
                                  ===================   =============   =================   ======================

Common shares outstanding                       5,701           5,701               5,701                    5,701
                                  ===================   =============   =================   ======================

Basic (loss) per common share                   (0.13)  $       (0.08)  $           (0.17)  $                (0.16)
                                  ===================   =============   =================   ======================